EXHIBIT 4.2

ANIXTER INC.

the Company

ANIXTER INTERNATIONAL INC.
the Guarantor

and

THE BANK OF NEW YORK,
the Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of February      , 2005

to

INDENTURE

Dated as of September 9, 1996

     FIRST SUPPLEMENTAL INDENTURE, dated as of February ___, 2005 (the “First Supplemental Indenture”), between Anixter Inc. (the “Company”), Anixter International Inc. (the “Guarantor”) and The Bank of New York, as trustee (the “Trustee”).

     Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Indenture, dated as of September 9, 1996, among the Company, the Guarantor and the Trustee (the “Indenture”).

Recitals

     WHEREAS, the Company and the Guarantor executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness, guaranteed by the Guarantor, to be issued in one or more series unlimited as to principal amount;

     WHEREAS, Section 9.01(4) of the Indenture provides that the Company, the Guarantor and the Trustee may enter into indentures supplemental to the Indenture to add, change or eliminate provisions in respect to one or more series of Securities.

     WHEREAS, the Company and the Guarantor desire to amend the Indenture with respect to all series of Securities hereafter issued under the Indenture;

     WHEREAS, all actions necessary to make this First Supplemental Indenture a legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed; and

     WHEREAS, the Company and the Trustee desire to enter into, execute and deliver this First Supplemental Indenture in compliance with the provisions of the Indenture;

     NOW THEREFORE, the Company does hereby covenant and agree to and with the Trustee as follows:

ARTICLE ONE

AMENDMENTS TO INDENTURE

     This Indenture is hereby amended as follows:

     1.1 Supplemental Indenture. This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed with and as a part of, the Indenture for any and all purposes. Every Holder of Securities hereinafter authenticated and delivered shall be bound hereby.

     1.2 Amendment of Section 101. Section 101 (“Definitions”) is hereby amended as follows:

     (a) The definition of “Funded Debt” is amended to add the following phrase at the end thereof:

“; it being understood that debt outstanding under a revolving credit or similar agreement which may be borrowed, repaid and reborrowed (and reimbursement obligations relating to letters of credit) shall not constitute Funded Debt.”

     (b) The definition of “Unrestricted Subsidiary” is amended to delete the phrase “, including without limitation Signal Capital Corporation and its Subsidiaries.”

     (c) The definitions of “Consolidated Net Tangible Assets,” “Principal Facility,” “Restricted Subsidiary” and “Unrestricted Subsidiary” are hereby amended to change the phrases “the date of the Indenture” and “the date of the applicable Indenture” in each place where they appear to “the date of the First Supplemental Indenture.”

     (d) The definitions of “Continuing Directors,” “Current Market Price,” “Fair Market Value,” “National Rating Agency” and “Restructuring Event” are deleted in their entirety.

     1.3 Amendment to Section 104. Clause (i) of the first sentence of the second paragraph of subsection (c) Section 104 (“Acts of Holders; Record Dates”) is hereby amended and restated in its entirety to read as follows:

     “(i) any Notice of Default pursuant to Section 501(4),”

     1.4 Amendment of Section 105. Section 105 (“Notice, Etc., to Trustee, Company and Guarantor”) is hereby amended to change the address for notices to the Company and the Guarantor to 2301 Patriot Boulevard, Glenview, Illinois, 60026-8020, Attention: Treasurer.

     1.5 Amendment of Section 501. Section 501 (“Events of Default”) is hereby amended to change the dollar amount referenced in paragraph (5) thereof from $10,000,000 to $25,000,000.

     1.6 Amendment of Section 902. The second paragraph of Section 902 (“Supplemental Indentures with Consent of Holders”) is hereby amended and restated in its entirety to read as follows:

“A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular previously created series of Securities, or which modifies the rights of the Holders of Securities of such previously created series with respect to such covenant or other provision, shall be deemed only to affect the rights under this Indenture of the Holders of Securities of such previously created series.”

     1.7 Amendment of Section 1005. Section 1005 (“Restriction on Creation of Secured Debt”) is hereby amended to change the phrase “the date hereof” to “the date of the First Supplemental Indenture”, to reletter paragraph (k) as paragraph (l), to change the references to

“(a) through (k)” to “(a) through (l)”, and to add a new paragraph (k) which will read it its entirety as follows:

(k) Security Interests securing indebtedness of the Company or a Restricted Subsidiary owing to an Unrestricted Subsidiary of the character described in clause (c) of the definition of Unrestricted Subsidiary that finances accounts receivables; or

     1.8 Amendment of Sections 1007, 1008 and 1010. Each of Section 1007 (“Restriction on Transfer of Principal Facilities”), Section 1008 (“Restriction on Senior Funded Debt by Restricted Subsidiaries of Company”) and Section 1010 (“Redemption at the Option of the Holders in Certain Circumstances”) is deleted in its entirety.

ARTICLE TWO

MISCELLANEOUS

     2.1 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

     2.2 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this First Supplemental Indenture or the Securities, and it shall not be responsible for the recitals or any statement of the Company in this First Supplemental Indenture.

     2.3 Ratification. Except as hereby expressly amended, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     2.4 Effectiveness. This First Supplemental Indenture shall become effective as of the date first above written.

     2.5 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principals thereof (other than Section 5-1401 of the General Obligation Law).

     2.6 Counterpart Originals. This instrument may be executed in any number of counterparts or with counterpart signatures, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

ANIXTER INC.

By:

Name:
Title:

Attest:

ANIXTER INTERNATIONAL INC.

By:

Name:
Title:

Attest:

THE BANK OF NEW YORK

By:

Name:
Title:

Attest:

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